Exhibit 99.1

For Immediate Release
Frozen Food Express Industries, Inc.

Frozen Food Express Announces
New Independent Director and
Formation of Nominating Committee

Dallas, Texas, August 15, 2007—Frozen Food Express Industries (NasdaqGSM: FFEX) said today that Barrett D. Clark of Breckenridge, Texas has been appointed to the board. As a Class I director, it is expected that Mr. Clark will be a nominee for election by shareholders at the company’s 2008 annual meeting for a full three-year term. The appointment brings the number of independent directors on the nine-person board to six.

Mr. Clark, age 35, is Managing Partner of Clark Cattle Company which runs about 10,000 cattle on approximately 100,000 acres in North Central Texas. He also manages Trinity Real Estate, a land investment and brokerage company that has been involved in the purchase and/or sale of more than 1 million acres in the United States and the Bahamas. Mr. Clark also sits on the oversight board of Breck Operating, Inc., a privately-owned oil and gas operating company with properties in 17 states and Canada.

A graduate of Texas Christian University (“TCU”) with a double major in finance and ranch management, Mr. Clark served on the TCU Chancellor’s Task Force in 2000. He was a founder and is a member of the Board of Directors of the Ranch Cutting Horse Association and serves on the Board of Directors of the Texas and Southwestern Cattle Raisers Association. Mr. Clark is also active in Breckenridge civic affairs.

Stoney M. (Mit) Stubbs, CEO and Board Chairman, said “Barrett brings to our board a wealth of diverse business experience and judgment and we are delighted that he has agreed to join us.”

The Company also said that prior to the appointment of Mr. Clark, its Board voted to form a Nominating Committee, to be chaired by W. Mike Baggett, an independent director since 1998. Brian R. Blackmaar, an independent director since 1990 will also serve on the committee, which duties include screening and recommending to the full board individuals who are eligible and qualified to serve on the board. Only people who have been screened and recommended by the committee can be considered by the board for interim appointment or nomination for election by shareholders to the Board of Directors.

 About FFEX

Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items). Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service -- providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net.